SUB-ITEM 77K

                 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

                           TAX-FREE INVESTMENTS TRUST

On March 23, 2005, the Audit Committee (the "Audit Committee") of the Board of Trustees of the Trust appointed PricewaterhouseCoopers LLP ("PWC") as the independent registered public accounting firm of Tax-Free Cash Reserve Portfolio ("the Fund") for the fiscal year ending March 31, 2006. For the prior reporting period, Ernst & Young ("E&Y") was the Fund's independent registered public accounting firm. The change in the Fund's independent auditors was part of an effort by the Audit Committee to increase operational efficiencies by reducing the number of different audit firms engaged by the Audit Committee to audit AIM Funds with March 31 fiscal year ends. On May 25, 2005, the Fund obtained a formal resignation from E&Y as the independent registered public accounting firm of the Fund.

E&Y's report on the financial statements of the Fund for the past two years did not contain an adverse or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the period E&Y was engaged, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to E&Y's satisfaction, would have caused it to make reference to that matter in connection with its report.


(Letters dated May 25, 2005 and May 31, 2005 from E&Y are attached as Attachment A's to this exhibit.)


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ATTACHMENT A




[ERNST & YOUNG]
Letterhead




May 25, 2005



Ms. Sidney M. Dilgren
Treasurer
11 Greenway Plaza
Houston, Texas 77046

Dear Ms. Dilgren:

This is to confirm that the client-auditor relationship between Tax-Free Investments Trust (Commission File Number 2-58286) and Ernst & Young LLP has ceased.

                                                       Very truly yours,


                                                       /s/ Ernst & Young LLP


cc:  Office of the Chief Accountant
     PCAOB Letter File
     Securities and Exchange Commission
     Mail Stop 11-3
     450 Fifth Street, N.W.
     Washington, DC 20549






                    Member Practice of Ernst & Young Global

[ERNST & YOUNG]
Letterhead




May 31, 2005



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sirs:

We have read and agree with the comments contained in Sub-Item 77k of Form N-SAR of Tax-Free Investments Trust.

                                                    Very truly yours,


                                                    /s/ Ernst & Young LLP